Exhibit 8.1

[FORM OF OPINION]

[Date]

Acuren Corporation

14434 Medical Complex Drive, Suite 100

Tomball, Texas 77377

Re:	Acuren Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Acuren Corporation, a Delaware corporation (“Parent”) in connection with the Mergers, as defined and described in the Agreement and Plan of Merger entered into by and among Parent, Ryder Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Ryder Merger Sub II, Inc., a Delaware corporation (“Merger Sub II”), and NV5 Global, Inc., a Delaware corporation (the “Company”) dated May 14, 2025 (the “Merger Agreement”) providing for the merger of Merger Sub I with and into the Company, with the Company continuing as the surviving corporation, and the subsequent merger of the Company with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement. The Mergers referred to in the Merger Agreement, taken together, are collectively referred to herein as the “Merger.”

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement (File No. ) on Form S-4, which includes the joint proxy statement/prospectus of Parent and the Company (the “Joint Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission on ________, 2025 (the “Registration Statement”), the officer’s certificate of Parent, dated as of today, and the officer’s certificate of the Company, dated as of today, each delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letters is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letters or any of the other foregoing documents. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in the Merger Agreement, the Registration Statement, and the Joint Proxy Statement/Prospectus, (ii) the statements and representations concerning the Merger and the Parties set forth in the Merger Agreement, the Registration Statement, and the Joint Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) that the representations made by Parent and the Company pursuant to the Representation Letters are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time or such later time as may be specified in the applicable representations, and (iv) any statements or representations made in the Merger Agreement, the Registration Statement, the Joint Proxy Statement/Prospectus, or the Representation Letters “to the best knowledge of,” based on the belief of Parent and the Company or any person making a statement or representation, or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case notwithstanding such qualification. We have also assumed that the Parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement without waiver or modification. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Parent and the Company referred to above, which we have assumed will be true as of the Effective Time or such later time as may be specified in the applicable representations.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth in the Registration Statement and herein, (i) it is our opinion that the Merger should be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger.”

This opinion is based upon the existing provisions of the Code, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States of America. Our opinion herein is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully submitted,

[Name/signature to be added]